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                                                                Exhibit 5.1
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                                 Ropes & Gray
                            One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000


                                                     June 21, 2000


Electric Fuel Corporation
120 Wood Avenue South, Suite 300
Iselin, New Jersey  08830


  Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

   This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the offering and possible future sale by Electric Fuel Corporation, a Delaware corporation (the "Company") of up to 3,000,000 shares of the Company's Common Stock, $.01 par value (the "Shares").

   We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

   We express no opinion as to the applicability of, compliance with, or effect of the law of any jurisdiction other than The Commonwealth of Massachusetts and the Delaware General Corporation Law.




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      Based upon the foregoing, and in reliance on and subject to the assumptions and qualifications herein stated, we are of the opinion that when
(i) the Registration Statement, as finally amended (including all necessary post- effective amendments), has become effective, (ii) an appropriate Prospectus Supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules thereunder, (iii) if the Shares are sold pursuant to a purchase agreement or underwriting agreement with respect to the Shares, such purchase agreement or underwriting agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and is a valid and binding agreement of the Company, except as enforcement may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties and (B) general principles of equity, whether considered in a proceeding in equity or at law), and (iv) the issuance, sale, amount and terms of the Shares to be offered from time to time have been duly authorized and established by proper action of the Company's Board of Directors and in accordance with the Company's operative certificate of incorporation, By-laws and the Delaware General Corporation Law, the Shares, when issued and sold, will be duly authorized and validly issued and will be fully paid and nonassessable, assuming that a sufficient number of shares of Common Stock are authorized or reserved and available for issuance and that the consideration received by the Company for the issuance and sale of such Shares is not less than the par value of the Common Stock.

      We understand that this opinion is to be used in connection with the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                         Very truly yours,

                         /s/ Ropes & Gray

                         Ropes & Gray